As filed with the Securities and Exchange Commission on February 2, 2017

Registration No. ________

UNITED STATES

SECURiTIES AND EXChANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

B.O.S BETTER ONLINE SOLUTIONS LTD.

(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 Freiman Street

Rishon LeZion, 75100, Israel

(+972) 3-954-1000

(Address and Telephone Number of Registrant's principal executive offices)

B.O.S Better Online Solutions Ltd.

c/o Ruby-tech, Inc.

147-20 184th St.,

Jamaica NY 11413, USA.

508-655-2312

(Name, address and telephone number of agent for service)

Copies To:

Brian Brodrick, Esq. Phillips Nizer LLP 666 Fifth Avenue New York, New York 10103 (212) 841-0700	Shlomo Landress, Adv. Gornitzky & Co. 45 Rothschild Boulevard Tel Aviv 6578403, Israel 972-3-710-9191

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares, nominal value NIS 80.00 per share(4)	284,521	$2.3	$654,398	$76
Total	284,521		$654,398	$76

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also includes additional Ordinary Shares issuable upon stock splits, stock dividends or similar transactions.
(2)	Represents Ordinary Shares that may be sold from time to time pursuant to this registration statement by the selling shareholder named herein.
(3)	Estimated, solely for purposes of calculating the registration fee for the Ordinary Shares being registered, based upon the average of the high and low prices of the Ordinary Shares of the registrant on the Nasdaq Capital Market as of January 30, 2017 pursuant to Rule 457(c) under the Securities Act.
(4)	Represents Ordinary Shares which may be issued by the Registrant under a Standby Equity Distribution Agreement, dated as of February 17, 2015, between the Registrant and YA II PN, Ltd. (formerly YA Global Master SPV Ltd.), having an aggregate value of approximately $594,649, based on an assumed price per share of $2.09. This price per share was calculated as the closing price on January 24, 2017, less a discount of 7% to which YA II PN, Ltd. is entitled under the Agreement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Preliminary Prospectus

subject to completion, dated February 2, 2017

284,521 Ordinary Shares Offered by a Selling Shareholder

B.O.S BETTER ONLINE SOLUTIONS LTD.

This prospectus relates to the resale of up to 284,521 of our Ordinary Shares by YA II PN, Ltd. (formerly YA Global Master SPV Ltd.), or “YA”, the selling shareholder, that are issuable pursuant to a Standby Equity Distribution Agreement, dated as of February 17, 2015 (the “2015 SEDA”). Under the 2015 SEDA, we have the right to sell Ordinary Shares to YA for a total purchase price of up to $1,300,000, at our sole discretion, at 93% of the market price at the time of such issuance, determined in accordance with the terms of the 2015 SEDA.

We previously sold 343,915 Ordinary Shares to YA Global, under the 2015 SEDA, for $704,640 pursuant to a resale registration statement on Form F-3 filed on July 5, 2016 (File No. 333-212399). The registration statement of which this prospectus forms a part covers the remaining $594,649 of Ordinary Shares that we may sell to YA under the 2015 SEDA.

The closing market price of our Ordinary Shares as of January 24, 2017 was $2.25. Assuming this is the price per share used as a basis for the calculations for all draw downs under the 2015 SEDA, the price per share for sales to YA would be $2.09 (net of a discount of 7% to which YA II PN, Ltd. is entitled under the Agreement), and we would be able to sell the full 284,521 Ordinary Shares to YA, and receive gross proceeds of $594,649, in total.

In the event that the number of Ordinary Shares that we have registered under this registration statement for sale by YA results in proceeds to us of less than $594,649 under the 2015 SEDA, we will need to file one or more additional registration statements covering additional shares to make up the shortfall before we can sell such additional shares to YA under the 2015 SEDA.

As of January 24, 2017, the aggregate market value of our outstanding Ordinary Shares held by non-affiliates was $6,328,485, based on 3,005,068 outstanding Ordinary Shares, of which 2,812,660 were held by non-affiliates, and a per share price of $2.25, based on the closing sale price of our Ordinary Shares on January 24, 2017.  Excluding the shares to be offered in this offering, we have sold an aggregate value of $1,371,797 of our Ordinary Shares pursuant to General Instruction I.B.5. of Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

YA may sell the Ordinary Shares, from time to time, in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. For additional information on the methods of sale that may be used by YA, see the section titled “Plan of Distribution” beginning on page [21].We will receive proceeds from YA from the initial sale of the shares that are sold to YA, under the 2015 SEDA.

Our Ordinary Shares are traded on the NASDAQ Capital Market under the symbol “BOSC”. On January 24, 2017, the last reported sale price of our Ordinary Shares on the NASDAQ Capital Market was $2.25 per share. You are urged to obtain current market quotations for the Ordinary Shares.

You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” before you decide to invest in our Ordinary Shares.

INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING OUR ORDINARY SHARES.

YA has informed us it is an “underwriter” within the meaning of the Securities Act of 1933, as amended( the “Securities Act”). To the best of our knowledge, no other underwriter or person has been engaged to facilitate the sale of Ordinary Shares in this offering. The Securities and Exchange Commission (the “SEC” or the “Commission”), may take the view that, under certain circumstances, any broker-dealers or agents that participate in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this registration statement. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___, 2017

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, the selling shareholder referred to in this prospectus may sell up to 284,521 Ordinary Shares, from time to time, in one or more offerings in any manner described under the section in this prospectus entitled “Plan of Distribution.”

This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our Ordinary Shares. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to a copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling shareholder is offering to sell, and seeking offers to buy our Ordinary Shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Ordinary Shares.

Unless the context otherwise requires, all references in this prospectus to “BOS,” “we,” “our,” “our company,” “us” and the “Company” refer to B.O.S Better Online Solutions Ltd. and its consolidated subsidiaries.

All references in this prospectus to “Ordinary Shares” refer to our Ordinary Shares, nominal value NIS 80.00 per share.

All references in this prospectus to “dollars” or “$” are to United States Dollars.

All references in this prospectus to “shekels” or “NIS” are to New Israeli Shekels.

The Company

We were incorporated in Israel in 1990 and are subject to the Israeli Companies Law 1999 – 5759 (the “Israeli Companies Law”). Our executive offices, shipping and service operations are located in Israel. Our address in Israel is 20 Freiman Street, Rishon LeZion, 75100, Israel.

Our address in the United States is B.O.S Better Online Solutions Ltd. c/o Ruby-tech, Inc. 147-20 184th St., Jamaica NY 11413, USA, telephone 508-655-2312

Our telephone number is 972-3-954-2000 and our website address is www.boscom.com. Our subsidiaries’ websites are: Odem - www.odem.co.il; and Dimex – www.dimex.co.il. The information contained on, or linked from, our websites is not a part of this prospectus.

We operate our business through two divisions:

●	Supply Chain Solutions – conducted through our wholly owned subsidiary, Odem. Our Supply Chain Solutions business offers a wide range of electronic components to customers in the defense high technology and aerospace industry.
●	RFID and Mobile Solutions – conducted through our wholly owned subsidiary, Dimex. Our RFID and Mobile Solutions offerings form a comprehensive turn-key solution for Automatic Identification and Data Collection (AIDC), combining mobile infrastructure and software application of manufacturers that we represent.
●	In addition, following the acquisition in January 2016 by Dimex of the business operations of iDnext Ltd. and its subsidiary Next-Line Ltd., Dimex also offers on-site inventory count services in the fields of apparel, food, convenience and pharma, and asset tagging and counting services for corporate and governmental entities.

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THE OFFERING

General

This prospectus relates to the offering by YA of up to 284,521 Ordinary Shares.

YA may sell the Ordinary Shares, from time to time, in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. For additional information on the methods of sale that may be used by YA, see the section titled “Plan of Distribution” beginning on page 24.

We will receive proceeds from YA from the initial sale of the shares that are sold to YA under the 2015 SEDA.

BOS is filing the registration statement of which this prospectus is a part at this time to fulfill its contractual obligations to do so. Registration of the Ordinary Shares does not necessarily mean that all or any portion of such Ordinary Shares will be offered for sale by YA.

2015 Standby Equity Distribution Agreement (“SEDA”)

2015 SEDA

On February 17, 2015, we entered into a Standby Equity Distribution Agreement, or 2015 SEDA, with YA under which we have the opportunity, for a forty-month from the date of the 2015 SEDA, to sell our Ordinary Shares to YA for a total purchase price of up to $1,300,000, at our sole discretion. We previously sold 343,915 Ordinary Shares to YA Global, under the 2015 SEDA, for $704,640 pursuant to a resale registration statement on Form F-3 filed on July 5, 2016 (File No. 333-212399). The registration statement of which this prospectus forms a part is being filed in respect of the balance of shares still available for drawdown pursuant to the 2015 SEDA (up to $594,649). YA’s obligations under the 2015 SEDA are not transferable.

In accordance with applicable Commission guidelines, the dollar amount of the Ordinary Shares that we may sell to YA under the 2015 SEDA is less than one-third of our public float at the time of the execution of the 2015 SEDA.

We are now registering for resale by YA 284,521 Ordinary Shares that we may sell to it under the 2015 SEDA. In the event that the number of Ordinary Shares that we have registered for sale by YA results in proceeds to us of less than $594,649, we will need to file one or more additional registration statements covering additional shares to make up the shortfall, before we can sell such additional shares to YA under the 2015 SEDA. The closing market price of our Ordinary Shares as of January 24, 2017 was $2.25. Assuming this is the price per share used as a basis for the calculations for all draw downs under the 2015 SEDA, the price per share for sales to YA would be $2.09, and we would be able to sell the full 284,521 Ordinary Shares to YA, and receive gross proceeds of approximately $594,649 under the 2015 SEDA.

2

For each Ordinary Share purchased under the 2015 SEDA, YA will pay 93% of the lowest daily VWAP (as defined below) of the Ordinary Shares during the three consecutive trading days following the date of an advance notice from us (provided such VWAP is greater than or equal to 90% of the last closing price of the Ordinary Shares at the time of delivery of the advance notice, or the Minimum Acceptable Price -“MAP”). “VWAP” means, as of any date, the daily dollar volume-weighted average price for such security as reported by Bloomberg, LP.

Once presented with an advance notice, YA is required to purchase the number of shares specified in the advance notice (subject to complying with the conditions set forth in the 2015 SEDA). Each such notice may be for an amount of Ordinary Shares not to exceed $500,000.

If the VWAP in any of the three consecutive trading days is below the MAP (as defined above), then that day shall be excluded from the three day pricing period, and the amount of the advance notice shall automatically be reduced by 33.3% for each such trading day. If the VWAP in all three trading days is below the MAP, then the Company may not be able to sell any Ordinary Shares pursuant to the advance notice. For example, assuming that the last closing price of the shares was $3.00 at the time of the delivery of an advance notice for $500,000, the MAP would be $2.70 per share. If the VWAP during the three day pricing period was $2.80, $2.90, $2.20, the dollar amount of the shares that YA would be required to purchase would be $333,500.

There is no arrangement for funds to be received in an escrow, trust or similar arrangement. In connection with any advance notice, if any portion of an advance would cause the beneficial ownership of our then outstanding Ordinary Shares by YA to exceed 9.99% or to exceed the aggregate offering price or number of Ordinary Shares available for issuance pursuant to this prospectus, then such portion shall automatically be deemed to be withdrawn by us with no further action required by us.

We have paid, on February 17, 2015, to YA a commitment fee of 28,930 Ordinary Shares. We may terminate the 2015 SEDA at any time upon prior notice to YA, as long as there are no advances outstanding and we have paid to YA all amounts then due. A copy of the 2015 SEDA is attached as Exhibit 99.2 to our Current Report on Form 6-K as filed with the Commission on February 17, 2015, which is incorporated by reference into the registration statement of which this prospectus forms a part. A copy of Amendment No.1 to the 2015 SEDA is attached as Exhibit 4.2 to the registration statement on Form F-3 filed with the SEC on July 5, 2016 (file No. 333-212399).

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RISK FACTORS

You should carefully consider the risks described below and all the information contained or incorporated by reference into this prospectus before making an investment decision regarding our Ordinary Shares. The risks described below are not the only risks facing our company. Additional risks and uncertainties that we are not aware of or that we currently believe are immaterial may also adversely affect our business, financial condition, results of operation and liquidity. The trading price of our Ordinary Shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks relating to our financial results and capital structure:

We require a significant amount of cash to satisfy our debt obligations. If we fail to generate sufficient cash flow from operations, we may need to renegotiate or refinance our debt, obtain additional financing, postpone capital expenditures or sell assets.

As of June 30, 2016, we had $3.3 million1 in long-term debt (including current maturities of $400,000) and no short term bank loans.

We depend mainly on cash generated by continuing operating activities to make payments on our debt. We cannot assure you that we will generate sufficient cash flow from operations to make the scheduled payments on our debt. Our ability to meet our debt obligations will depend on whether we can successfully implement our business strategy, as well as on economic, financial, competitive and technical factors (See “Item 5B. Liquidity and Capital Resources” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015 (our “Form 20-F”), and Exhibit 99.2 (Management’s Discussion and Analysis of Results of Operations and Financial Condition for the Six months Ended June 30, 2016 and June 30, 2015—Liquidity and Capital Resources) to our Report on Form 6-K filed with the SEC on September 26, 2016, which are incorporated into this registration statement.)

Some of the factors are beyond our control, such as economic conditions in the markets where we operate or intend to operate, changes in our customers’ demand for products that we sell, and pressure from existing and new competitors. Also, because part of our loans bear interest at floating rates, we are susceptible to an increase in interest rates (See “Item 11. Quantitative and Qualitative Disclosures about Market Risk” in our Form 20-F).

If we cannot generate sufficient cash flow from operations to make scheduled payments on our debt obligations, we may need to renegotiate the terms of our debt, refinance our debt, obtain additional financing, delay planned capital expenditures or sell assets.

If our lenders decline to renegotiate the terms of our debt in these circumstances, the lenders could declare all amounts borrowed and all amounts due to them under the agreements due and payable.

4

We have had a history of losses and our future levels of sales and ability to achieve profitability are unpredictable.

As of June 30, 2016 and December 31, 2015, we had an accumulated deficit of $70.6 million and $70.9 million, respectively. 3 We ended June 2016 and year 2015 with a net income of $346,000 and $334,000, respectively, year 2014 with a loss of $433,000, and year 2013 at breakeven. We had net losses in each of the fiscal years 2010-2012. Our ability to maintain and improve future levels of sales and achieve profitability depends on many factors, which include:

●	delivering products in a timely manner;
●	successfully implementing our business strategy;
●	increased demand for existing products; and
●	controlling costs.

There can be no assurance that we will be able to meet our challenges and to achieve profitability in the future or that the level of historic sales will continue in the future or that our net losses will not increase in the future.

We may be unable to maintain our gross profit margins.

Our sales and profitability may vary in any given year, and from quarter to quarter. In order to increase sales or to enter into new markets with new products or due to competition we may find it necessary to decrease prices in order to be competitive. Additionally, our gross profit margin tends to fluctuate mainly due to variety and mix of products and changing suppliers prices. We may not be able to maintain current gross profit margins in the future, which would have a material adverse effect on our business.

We depend on one bank for our credit facilities.

We rely on Bank Leumi le-Israel Ltd. (“Bank Leumi”) to provide all of the credit facilities to our subsidiaries. As of June 30, 2016, we had $3.3 million in long term debt to Bank Leumi.

Our assets are subject to a security interest in favor of Bank Leumi. Our failure to repay the bank loan, if required, could result in legal action against us, which could require the sale of all of our assets.

The repayment of our debt to Bank Leumi is secured by a first priority floating charge on all of our Company’s assets, present and future as they may be changing from time to time, and by a first priority fixed charge on all of the Company’s goodwill and its shares of our Israeli subsidiaries, BOS - Dimex Ltd. (“Dimex”) and BOS - Odem Ltd. (“Odem”). In addition, the Company and its Israeli subsidiaries entered into a series of intercompany guarantees in favor of Bank Leumi.

If we are unable to repay the bank loan when due, the bank could foreclose on our assets in order to recover the amounts due. Any such action might require us to curtail or cease operations (See “Item 5B. Liquidity and Capital Resources” in our Form 20-F and Exhibit 99.2 (Management’s Discussion and Analysis of Results of Operations and Financial Condition for the Six months Ended June 30, 2016 and June 30, 2015—Liquidity and Capital Resources) to our Report on Form 6-K filed with the SEC on September 26, 2016).

5

Our debt obligations may hinder our growth and put us at a competitive disadvantage.

Our debt obligations require us to use a substantial portion of our operating cash flow to repay the principal and interest on our loans. This reduces funds available to grow and expand our business, limits our ability to pursue business opportunities and makes us more vulnerable to economic and industry downturns. The existence of debt obligations and covenants also limits our ability to obtain additional financing on favorable terms.

Due to restrictions in our loan agreements, we may not be able to operate our business as we desire.

Our loan agreements contain a number of conditions and limitations on the way in which we can operate our business, including limitations on our ability to raise debt, sell or acquire assets and pay dividends. These limitations may force us to pursue less than optimal business strategies or forgo business arrangements, which could have been financially advantageous to our shareholders and us. Our debt obligations also contain various covenants, which require that we maintain certain financial ratios related to shareholders’ equity, EBITDA and operating results. Our failure to comply with the restrictions and covenants contained in our loan agreements could lead to a default under the terms of these agreements (See “Item 5B. Liquidity and Capital Resources” in our Form 20-F and Exhibit 99.2 (Management’s Discussion and Analysis of Results of Operations and Financial Condition for the Six months Ended June 30, 2016 and June 30, 2015—Liquidity and Capital Resources) to our Report on Form 6-K filed with the SEC on September 26, 2016).

Risks related to our business:

We depend on key personnel for the success of our business.

Our success depends, to a significant extent, on the continued active participation of our executive officers and other key personnel. In addition, there is significant competition for employees with technical, operational and sales expertise in our industry.

In order to succeed we would need to be able to:

●	retain the executive officers and key personnel who have been involved in the development of our two operating divisions; and
●	attract and retain highly skilled personnel in various functions of our business.

We cannot make assurances that we will be successful in attracting, integrating, motivating and retaining key personnel. If we are unable to retain our key personnel and attract additional qualified personnel as and when needed, our business may be adversely affected.

We may be unable to effectively manage our growth and expansion, and as a result, our business results may be adversely affected.

Our goal is to grow over the next few years. The management of our growth, if any, will require the continued expansion of our operational and financial control systems, as well as a significant increase in our financial resources and in our delivery and service capabilities. These factors could place a significant strain on our resources.

6

Our growth increases the complexity of our operations, places significant demands on our management and our operational, financial and marketing resources and involves a number of challenges, including:

●	retaining and motivating key personnel of the acquired businesses;
●	assimilating different corporate cultures;
●	preserving the business relationships with existing key customers and suppliers;
●	maintaining uniform standards, controls, procedures and policies;
●	introducing joint products, solutions and service offerings; and
●	have sufficient working capital to finance the growth.

In addition, our inability to meet our delivery commitments in a timely manner (as a result of unexpected increases in orders, for example) could result in losses of sales, exposure to contractual penalties, costs or expenses, as well as damage to our reputation in the marketplace.

Our inability to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in achieving the potential benefits of the acquisition of the business operations of iDnext Ltd. and its subsidiary Next-Line Ltd.

In January 2016, the Company consummated the acquisition of the business operations of iDnext Ltd. and its subsidiary Next-Line Ltd. This acquisition is subject to a variety of risks that could seriously harm our business, financial condition, results of operations, and share price. These risks include, among others:

●	the incurrence of unexpected expenses associated with acquisition and the integration of the acquired business into our Company;
●	difficulties in the assimilation and integration of the acquired operations, personnel, technologies, products and information systems;
●	the diversion of management’s attention from other business concerns;
●	contractual disputes;
●	the potential loss of key employees;
●	incompatible business cultures;
●	difficulties in implementing and maintaining uniform standards, controls and policies;
●	the impairment of relationships with employees and customers as a result of integration of new personnel; and
●	The potential inability to retain, integrate and motivate key management, marketing, technical sales and customer support personnel.

We may expand our business through acquisitions that could result in diversion of resources and extra expenses. This could disrupt our business and adversely affect our financial condition.

In January 2016, we completed the acquisition of the business operations of iDnext Ltd. and its subsidiary Next-Line Ltd. We may expand our services through additional acquisitions. The negotiation of acquisitions, investments or joint ventures, as well as the integration of acquired or jointly developed businesses or technologies, could divert our management’s time and resources. There can be no assurance that we will be able to successfully integrate and manage future acquisitions, if they occur.

7

Further, once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as existed prior to the acquisitions or otherwise perform as expected. The occurrence of any of these events could harm our business, financial condition or results of operations.

We do not have collateral or credit insurance for all of our customers’ debt, and our allowance for bad debts may increase.

Our customers’ debt is derived from sales to customers located primarily in Israel, the Far East and Europe. We do not generally require collateral; however, a significant portion of our debt of customers outside of Israel is insured against customer nonpayment through the Israeli Credit Insurance Company Ltd. or through letters of credit.

The balance of allowance for bad debt as of December 31, 2015 amounted to $106,000, and as of June 30, 2016 $107,000, which was determined by our management to be sufficient. In the face of a global economic slowdown or if a local or global recession reoccurs, we may be required to record additional and significant allowances for bad debts.

Certain customers of our Supply Chain Solutions division may cancel purchase orders they placed before the delivery.

Supply chain programs for the sale of electronic components, including the programs offered by our Supply Chain Solutions division, are designed to accommodate the preference of customers to work with a limited number of suppliers that are able to provide a wide range of electronic components under one order. In the event we are not able to provide all of the components required by a customer, such customer could elect to terminate the entire order before its delivery. In addition, certain of our individual product orders provide a right of termination prior to delivery.

In the event substantial orders are so cancelled, there is no assurance that we will be able to sell the pre-purchased inventory at a profit, or at all. This could result in excess and obsolete inventory and could have a material adverse effect on our results of operations.

The electronic components provided by our Supply Chain Solutions division need to meet certain industry standards and for some customers we need to be the manufacturers’ authorized distributors.

The main business of our Supply Chain Solutions division is the provision of electronic components to the aerospace and defense industry. These components need to be in compliance with Aviation Standard number 9120 which was adopted by the International Aerospace Quality Group. Noncompliance with these standards could limit our sales.

In addition, in the face of an increased number of refurbished or non-original components offered in the marketplace, certain customers have begun to insist on only purchasing components directly from authorized distributors of the manufacturers. This could impair our ability to sell components of manufacturers for which we do not serve as authorized dealers and may have a substantial adverse effect on our business.

Our products may contain defects that may be costly to correct, delay market acceptance of our products, harm our reputation and expose us to litigation.

Despite testing by us, errors may be found in our software products. If defects are discovered, we may not be able to successfully correct them in a timely manner, or at all. Defects and failures in our products could result in a loss of, or delay in, market acceptance of our products and could damage our reputation. Although our standard license agreement with our customers contains provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective or enforceable under the laws of certain jurisdictions and we could fail to realize revenues and suffer damage to our reputation as a result of, or in defense of, a substantial claim.

8

Our products may infringe on the intellectual property rights of others.

Third parties may assert claims that we have violated a patent, trademark, copyright or other proprietary intellectual property right belonging to them. As is characteristic of our industry, there can be no assurance that our products do not or will not infringe on the proprietary rights of third parties, that third parties will not claim infringement by us with respect to patents or other proprietary rights or that we would prevail in any such proceedings. Any infringement claims, whether or not meritorious, could result in costly litigation or arbitration and divert the attention of our technical and management personnel. Any adverse outcome in litigation alleging an infringement could require us to develop non-infringing technology or enter into royalty or licensing agreements. If, in such situations, we are unable to obtain licenses on acceptable terms, we may be prevented from selling products that infringe on such intellectual property of a third party. In addition, an unfavorable outcome or settlement regarding one or more of these matters could have a material adverse effect on our business and operating results.

The Supply Chain Solutions division engages in a number of business activities governed by U.S. Government Laws and Regulations, which if violated, could subject the Company to civil or criminal fines and penalties.

The Supply Chain Solutions division engages in a number of business activities governed by U.S. Government procurement laws and regulations which change frequently, including regulations relating to import-export control and technology transfer restrictions. In addition, the U.S. Foreign Corrupt Practices Act, or the FCPA, and similar anti-corruption laws in other jurisdictions, include anti-bribery provisions. If we, or our sales representatives, fail to comply with these laws and regulations, we could be subject to administrative, civil or criminal liabilities that could have a material adverse effect on our business and results of operations. We may not always be protected in cases of the violation of the FCPA or other anti-corruption laws by our employees or third-parties acting on our behalf and such violations may have a material adverse effect on our reputation, operating results and financial condition.

We rely on certain key suppliers.

Most of our sales rely on products of certain key suppliers, which we represent on a non-exclusive basis. Thirty-eight percent (38%) of our Supply Chain Solutions division’s purchases in the six months ended June 30, 2016 were from five key suppliers and 43% of our RFID and Mobile Solutions division’s purchases in the six months ended June 30, 2016 were from six other key suppliers (including a software supplier). Thirty-three percent (33%) of our Supply Chain Solutions division’s purchases in the year 2015 were from five key suppliers and 47% of our RFID and Mobile Solutions division’s purchases in the year 2015 were from five other key suppliers (including a software supplier). In 2014, 33% of our Supply Chain Solutions division’s purchases were from five key suppliers and 48% of our RFID and Mobile Solutions division’s purchases were from six other key suppliers.

In the event that any of our key suppliers becomes unable to fulfill our requirements in a timely manner or if we cease our business relationship with any of these suppliers, we may experience an interruption in delivery and a decrease in our business until an alternative supplier can be procured.

Future changes in industry standards may have an adverse effect on our business.

New industry standards in the aviation and defense industry could cause a portion of our Supply Chain Solutions division’s inventory to become obsolete and unmarketable, which would adversely affect our results of operations.

9

If revenue levels for any quarter fall significantly below our expectations, our results of operations will be adversely affected.

Our revenues in any quarter are substantially dependent on orders received and delivered in that quarter. We base our decisions regarding our operating expenses on anticipated revenue trends and our expenses levels are relatively fixed or require some time for adjustment. As a result, revenue levels falling significantly below our expectations will adversely affect our results of operations.

The rate of inflation in Israel may negatively impact our costs if it exceeds the rate of devaluation of the NIS against the U.S. dollar. Similarly, the U.S. dollar cost of our operations in Israel will increase to the extent increases in the rate of inflation in Israel are not offset by a devaluation of the NIS in relation to the U.S. dollar.

A substantial amount of our revenues is denominated in U.S. dollars or is U.S. dollar-linked. However, we incur a significant portion of our expenses, principally salaries and related personnel expenses in Israel and rent for our facilities in Israel, in NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the U.S. dollar or that the timing of this devaluation lags behind inflation in Israel. In any such event, the U.S. dollar cost of our operations in Israel will increase and our U.S. dollar-measured results of operations will be adversely affected.

Similarly, we are exposed to the risk that the NIS, after adjustment for inflation in Israel, will appreciate in relation to the U.S. dollar. In that event, the dollar-measured costs of our operations in Israel will increase and our dollar-measured results of operations will be adversely affected. In 2015 and 2014, the NIS depreciated by approximately 0.3% and 12%, against the U.S. dollar, respectively and in 2013 the NIS appreciated by approximately 7.0% against the U.S. dollar. In the six months ended June 30, 2016, the annual deflation rate in Israel was 0%. In 2015 and 2014, the annual deflation rate in Israel was 1% and 0.2%, respectively. In 2013, the annual inflation rate in Israel was approximately 1.82%. Therefore, the U.S. dollar cost of our Israeli operations did not change during the six months ended June 30, 2016, decreased in 2015 and 2014 and increased in 2013. We cannot predict any future trends in the rate of inflation in Israel and whether the NIS will appreciate against the U.S. dollar or vice versa. Any increase in the rate of inflation in Israel, unless the increase is offset on a timely basis by a devaluation of the NIS in relation to the U.S. dollar, will increase our labor and other costs, which will increase the U.S. dollar cost of our operations in Israel and harm our results of operations (see “Item 5A. Results of Operation - Impact of Inflation and Currency Fluctuations” in our Form 20-F).

If we are unsuccessful in introducing new products, we may be unable to expand our business.

The market for some of our products is characterized by rapidly changing technology and evolving industry standards. The introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable and can exert price pressures on existing products.

Our ability to anticipate changes in technology and industry standards and successfully market new and enhanced products as well as additional applications for existing products, in each case on a timely basis, will be critical in our ability to grow and remain competitive. If we are unable, for technological or other reasons, to market products that are competitive in technology and price and responsive to customer needs, our business will be materially adversely affected.

10

Our Supply Chain division has significant sales worldwide and could encounter problems if conditions change in the places where we market products.

We have sold and intend to continue to sell products in overseas markets, including Europe and the Far East. A number of risks are inherent in engaging in international transactions, including:

●	possible problems in collecting receivables;
●	the imposition of governmental controls, or export license requirements;
●	political and economic instability in foreign companies;
●	foreign currency exchange rate risk;
●	trade restrictions or changes in tariffs being imposed; and
●	laws and legal issues concerning foreign countries.

If we should encounter such difficulties in conducting our international operations, they may adversely affect our business condition and results of operations.

Unfavorable global economic conditions could have a material adverse effect on our business, operating results and financial condition.

A financial and economic downturn in Israel or in one or more of our overseas markets may cause revenues of our customers to decrease. This may result in reductions in sales of products and services in some markets, longer sales cycles, slower adoption of new technologies and increased price competition. In addition, weakness in the end-user market could negatively affect the cash flow of our customers who could, in turn, delay paying their obligations to us. This could increase our credit risk exposure and cause delays in our recognition of revenues on future sales to these customers.

We may be obligated to indemnify our directors and officers.

The Company has agreements with its directors and senior officers which provide, subject to Israeli law, indemnification by the Company for its directors and senior officers for: (a) monetary liability imposed upon a director or officer in favor of a third party by a judgment, including a settlement or an arbitral award confirmed by the court, as a result of an act or omission of such person in his or her capacity as a director or officer of the Company, (b) reasonable litigation expenses, including attorney’s fees, incurred by a director or officer (A) pursuant to an investigation or a proceeding commenced against him or her by a competent authority, provided that (i) it was terminated without the filing of an indictment and without having a monetary charge imposed on him or her in lieu of criminal proceedings (as such terms are defined in the Israeli Companies Law; or (ii) it was terminated without the filing of an indictment but with a monetary charge imposed on him or her in lieu of criminal proceedings of a crime that does not require proof of criminal intent; (B) or in connection with a financial sanction, as a result of an act or omission of such person in its capacity as a director or officer of the Company, (c) reasonable litigation expenses, including attorney’s fees, incurred by a director or officer or imposed on him or her by a court, in a proceeding brought against him or her by or on behalf of the Company or by a third party, or in a criminal action in which he or she was acquitted, or in a criminal action which does not require criminal intent in which he was convicted, in each case relating to acts or omissions of such person in its capacity as a director or officer of the Company, (d) expenses, including reasonable litigation expenses and legal fees, incurred by such a director or officer as a result of a proceeding instituted against him in relation to (A) infringements that may result in imposition of financial sanction pursuant to the provisions of Chapter H'3 under the Israeli Securities Law 5728 – 1968 (the “Israeli Securities Law”) or (B) administrative infringements pursuant to the provisions of Chapter H'4 under the Israeli Securities Law or (C) infringements pursuant to the provisions of Chapter I'1 under the Israeli Securities Law; and (e) payments to an injured party of infringement under Section 52ND(a)(1)(a) of the Israeli Securities Law. Payments pursuant to such indemnification obligations may materially adversely affect our financial condition.

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There can be no assurance that we will not be classified as a passive foreign investment company (a “PFIC”).

Based upon our current and projected income, assets and activities, we do not believe that, at this time, BOS is a passive foreign investment company for U.S. federal income tax purposes, but there can be no assurance that we will not be classified as such in the future. Such classification may have materially adverse tax consequences for our U.S. shareholders. One method of avoiding such tax consequences is by making a “qualified electing fund” election for the first taxable year in which the Company is a PFIC. However, such an election is conditioned upon our furnishing our U.S. shareholders annually with certain tax information. We do not presently prepare or provide such information, and such information may not be available to our U.S. shareholders if we are subsequently determined to be a PFIC. You are advised to consult with your own tax advisor regarding the particular tax consequences related to the ownership and disposition of our Ordinary Shares under your own particular factual circumstances.

A decline in the value of our market capitalization or other factors could require us to write-down the value of our goodwill, which could have a material adverse effect on our results of operations.

Our balance sheet contains a significant amount of goodwill and other amortizable intangible assets in long-term assets, totaling about $4.9 million at June 30, 2016 and $4.1 million at December 31, 2015. We review goodwill annually for impairment, or more frequently when indications for potential impairment exist. We review other amortizable intangible assets for impairment when indicators for impairment exist. The volatility of our share price can cause significant changes to our market capitalization.

If our market capitalization experiences a significant decline and is below the value of our Shareholders’ equity, if the carrying amount of a reporting unit exceeds its fair value or if any other quantitative or qualitative indication of impairment of goodwill arises in the future, we may be required to record impairment charges for our goodwill. Any such write-downs, if required, could result in a significant non-cash expense on our income statement, which could have a material adverse effect on our results of operations.

There are substantial risks associated with the 2015 SEDA, which could contribute to the decline of our share price and have a dilutive impact on our existing shareholders.

The sale of our Ordinary Shares to YA pursuant to the 2015 SEDA will have a dilutive impact on our shareholders. YA may resell some, if not all, of the shares we issue to it under the 2015 SEDA and such sales could cause the market price of our Ordinary Shares to decline. In the event of any such decline, any subsequent advances would require us to issue a greater number of Ordinary Shares to YA in exchange for each dollar of the advance. Under these circumstances, our existing shareholders would experience a greater dilution. Although YA is precluded from short sales, the sale of our Ordinary Shares under the 2015 SEDA could encourage short sales by third parties, which could contribute to the further decline of our share price.

The closing market price of our Ordinary Shares as of January 24, 2017 was $2.25. Assuming this is the price per share used as a basis for the calculations for all draw downs under the 2015 SEDA, the price per share for sales to YA would be $2.09 (net of a discount of 7% to which YA II PN, Ltd. is entitled under the Agreement), and we would be able to sell the full 284,521 Ordinary Shares to YA, and receive gross proceeds of $594,649, in total. Such amount of shares would comprise 8.65% of our issued and outstanding share capital (post sale), which would result in additional dilution of our shareholders.

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We may fail to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could have a material adverse effect on our operating results, investor confidence in our reported financial information and the market price of our Ordinary Shares.

Our efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, governing internal control and procedures for financial reporting have resulted in increased general and administrative expenses and a diversion of management time and attention. We expect these efforts to require the continued commitment of significant resources. We may identify material weaknesses or significant deficiencies in our assessments of our internal control over financial reporting. Failure to maintain effective internal control over financial reporting could result in investigations or sanctions by regulatory authorities and could have a material adverse effect on our operating results, investor confidence in our reported financial information and the market price of our Ordinary Shares.

If our employees commit fraud or engage in other misconduct, including noncompliance with regulatory standards and requirements or insider trading, our business may experience material adverse consequences.

During the course of our operations, our directors, executives and employees may have access to material, nonpublic information regarding our business, our results of operations or potential transactions we are considering. Despite the adoption of an Insider Trading Policy, we may not be able to prevent a director, executive or employee from trading in our ordinary shares on the basis of, or while having access to, such information.

In addition, while we have designed and operate an internal control system, we cannot provide absolute assurance that instances of fraud, if any, shall be prevented or detected.

If a director, an executive or an employee was to be investigated, or an action was to be brought against him/her for insider trading or fraud, it could have a negative impact on our reputation and our share price. Such a claim, with or without merit, could also result in substantial expenditures of time and money and divert attention of our management team from other tasks important to the success of our operations.

Risks related to our Ordinary Shares:

Our share price has been and may continue to be volatile, which could result in substantial losses for individual shareholders.

The market price of our Ordinary Shares has been and may continue to be highly volatile and subject to wide fluctuations. From January 1, 2016 through January 20, 2017, the daily closing price of our Ordinary Shares in NASDAQ ranged from $1.64 to $4.07 per share. We believe that these fluctuations have been in response to a number of factors including the following, some of which are beyond our control:

●	variations between actual results and projections;
●	the limited trading volume in our stock;
●	changes in our bank debts; and
●	Nasdaq Capital Market Listing Standards non-compliance notices;

In addition, stock markets in general have, from time to time, experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our Ordinary Shares, regardless of our actual operating performance.

13

The Company’s shares may be delisted from the NASDAQ Capital Market if it does not meet NASDAQ’s continued listing requirements.

Over the years, the Company has received several notices from the NASDAQ Stock Market advising it of the non-compliance of its shares with continued listing requirements on the NASDAQ Capital Market.

On January 17, 2012, the Company received a notice from the Listing Qualifications Department of Nasdaq advising us that the Company had failed to comply with Nasdaq’s requirement that listed securities maintain a minimum bid price of $1.00 per share as set forth in Nasdaq Listing Rules.

On July 19, 2012, the Company requested a hearing with the Nasdaq Hearings Panel, and a hearing was held on August 30, 2012. The Panel determined that the continued listing of the Company’s securities on Nasdaq was contingent on the Company effecting a reverse stock split in the ratio of 1 for 4 by not later than December 15, 2012, which it did.

On January 2, 2013, the Company received a notice from the NASDAQ Office of General Counsel-Hearings, advising that the Company has regained compliance with the applicable minimum bid price rule and is in compliance with all other applicable requirements for listing on the NASDAQ Capital Market.

 There can be no assurance that the Company will continue to qualify for listing on the Nasdaq Capital Market. If the Company’s Ordinary Shares are delisted from the Nasdaq Capital Market, trading in its Ordinary Shares could be conducted on the over-the-counter market. In addition, if the Company’s Ordinary Shares were delisted from the Nasdaq Capital Market, it would be subject to the so-called penny stock rules that impose restrictive sales practice requirements on broker-dealers who sell those securities. Consequently, de-listing, if it occurred, could affect the ability of our shareholders to sell their Ordinary Shares in the secondary market. The restrictions applicable to shares that are de-listed, as well as the lack of liquidity for shares that are traded on an electronic bulletin board, may adversely affect the market price of such shares.

Risks related to our location in Israel:

Political, economic, and security conditions in Israel affect our operations and may limit our ability to produce and sell products or provide our services.

We are incorporated under the laws of the State of Israel, where we also maintain our headquarters and our principal research and development and sales and marketing facilities. As a result, political, economic and military conditions affecting Israel directly influence us.

Since its establishment in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. In recent years, these have included hostilities between Israel and Hezbollah in Lebanon, and Israel and Hamas in the Gaza Strip, both of which resulted in rockets being fired into Israel causing casualties and disruption of economic activities. Recent political uprisings and conflicts in various countries in the Middle East, including Egypt and Syria, are affecting the political stability of those countries. Any armed conflicts, terrorist activities, political instability or hostilities in the region or that involve Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our business, financial condition and results of operations and could make it more difficult for us to raise capital. In addition, Israel faces threats from more distant neighbors, in particular, Iran that has threatened to attack Israel. Iran is also believed to have a strong influence among extremist groups in areas that neighbor Israel, such as Hamas in Gaza and Hezbollah in Lebanon. Additionally, the Islamic State of Iraq and Syria (ISIS), a violent jihadist group, is involved in hostilities in Iraq and Syria and its stated purpose is to take control of the Middle East, including Israel.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government has in the past covered the reinstatement value of certain damages that were caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our operations.

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To date, these matters have not had any material effect on our business and results of operations; however, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect us in the future.

Furthermore, several countries and companies restrict business with Israel and Israeli companies. Restrictive laws or policies directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

A number of our key personnel in Israel have standing obligations to perform periodic reserve duty in the Israel Defense Forces and are subject to be called for active military duty at any time. If our key personnel are absent from our business for a significant period of time, we may experience disruptions in our business that could affect the development, sales or technical support of our products. As a result, we might not be able to compete in the market and our results of operations could be harmed.

The anti-takeover effects of Israeli laws may delay or deter a change of control of the Company.

Provisions of Israeli law may delay, prevent or make undesirable a merger or an acquisition of all or a significant portion of our shares or assets. Israeli corporate law regulates acquisitions of shares through tender offers and mergers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions may limit the price that investors may be willing to pay in the future for our Ordinary Shares. Furthermore, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders.

These laws may have the effect of delaying or deterring a change in control of the Company, thereby limiting the opportunity for shareholders to receive a premium for their shares and possibly affecting the price that some investors are willing to pay for the Company’s securities.

All of our directors and officers are non-U.S. residents and enforceability of civil liabilities against them is uncertain.

All of our directors and officers reside outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court.

15

Your rights and responsibilities as our shareholder will be governed by Israeli law, which differ in some respects from the rights and responsibilities of shareholders of United States corporations.

Since we are incorporated under Israeli law, the rights and responsibilities of our shareholders are governed by our articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in United States-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger and approval of related party transactions that require shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness towards the company. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

As a foreign private issuer whose shares are listed on the Nasdaq Capital Market, we have elected to follow certain home country corporate governance practices instead of certain Nasdaq requirements.

We are a foreign private issuer as such term is defined under U.S. federal securities laws. As a foreign private issuer, we have elected to follow certain home country corporate governance practices, instead of certain requirements of the Marketplace Rules of the Nasdaq Capital Market, or the Nasdaq Marketplace Rules. We may in the future elect to follow Israeli corporate governance practices with regard to, among other things, the composition of our board of directors (“Board of Directors”), compensation of officers, director nomination procedures and quorum requirements at shareholders’ meetings. In addition, we may elect to follow Israeli corporate governance practices instead of the Nasdaq requirements to obtain shareholder approval for certain dilutive events (such as for the establishment or amendment of certain equity-based compensation plans, issuances that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company). Accordingly, our shareholders may not be afforded the same protection as provided under Nasdaq’s corporate governance rules. Following our home country governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the Nasdaq Capital Market may provide less protection than is accorded to investors of domestic issuers. See “Item 16G – Corporate Governance” in our Form 20-F.

If we were to lose our foreign private issuer status under U.S. federal securities laws, we would incur additional expenses associated with compliance with the U.S. securities laws applicable to U.S. domestic issuers.

As a foreign private issuer, we are exempt from the rules and regulations under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as domestic companies whose securities are registered under the Exchange Act.

The regulatory and compliance costs to us under U.S. securities laws, if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer, may be significantly higher than the cost we currently incur as a foreign private issuer.

16

As a public company in the United States, we incur significant accounting, legal and other expenses as a result of listing our Ordinary Shares on the Nasdaq Capital Market, and we may need to devote substantial resources to address new compliance initiatives and reporting requirements.

As a public company in the United States, the Exchange Act requires that we file periodic reports with respect to our business and financial condition and maintain effective disclosure controls and procedures and internal control over financial reporting. In addition, subsequent rules implemented by the SEC and the NASDAQ Stock Market may also impose various additional requirements on public companies. As a result, we incur significant accounting, legal and other expenses as a result of listing our Ordinary Shares on the Nasdaq Capital Market. These include costs associated with corporate governance requirements of the SEC and the Marketplace Rules of Nasdaq, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act of 2002. Any future changes in the laws and regulations affecting public companies in the United States and Israel, will result in increased costs to us as we respond to such changes. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as executive officers.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements that are intended to be, and are hereby identified as, forward looking statements for the purposes of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements address, among other things: our strategy; the anticipated development of our products; the results of completed acquisitions and our ability to make future acquisitions; our projected capital expenditures and liquidity; our development of additional revenue sources; our development and expansion of relationships; the market acceptance of our products; our technological advancement; our compliance with regulatory requirements; and our ability to operate due to political, economic and security conditions. Actual results could differ materially from those anticipated, expressed or implied in these forward-looking statements as a result of various factors, including all the risks discussed above and elsewhere in this prospectus.

We urge you to consider that statements that use the terms “believe”, “do not believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “projections”, “forecast”, “may”, “continue”, “should”, “predict”, “potential” or the negative of these terms or similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events. These statements are based on beliefs and assumptions and are subject to risks and uncertainties. These risk factors and uncertainties include, amongst others, the dependency of sales being generated from one or few major customers, the uncertainty of BOS being able to maintain current gross profit margins, inability to keep up or ahead of technology and to succeed in a highly competitive industry, inability to maintain marketing and distribution arrangements and to expand our overseas markets, uncertainty with respect to the prospects of legal claims against BOS, the effect of exchange rate fluctuations, general worldwide economic conditions and continued availability of financing for working capital purposes and to refinance outstanding indebtedness; and additional risks and uncertainties set forth in this prospectus, including under the heading “Risk Factors.” Therefore, we caution you to consider the matters described under the heading “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus and other publicly available resources. Except as required by applicable law, including the federal securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Market data and forecasts used in this prospectus have been obtained from independent industry sources that we believe to be reliable. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties accompanying any estimates of future market size.

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CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our condensed consolidated current liabilities and capitalization at June 30, 2016 on an actual basis. This table was prepared in accordance with the U.S. Generally Accepted Accounting Principles.

Consolidated Capitalization (in US thousands of dollars)

June 30, 2016

Short term debt
Secured	$400
Unsecured	$5,452
Total short term debt	$5,852

Long term debt
Secured	$2,938
Unsecured	$393
Total long term debt	$3,331

Shareholders equity
Share capital: Ordinary Shares
Issued 2,734,547 Ordinary Shares nominal value NIS 80.00 per share	$55,741
Additional paid-in Capital	$23,102
Accumulated other comprehensive loss	$(256)
Accumulated deficit	$(70,619)
Total shareholders equity	$7,968

The Company's operations are financed through cash flows from operating activities, from long term loans and from equity investments. (See “Item 5B. Liquidity and Capital Resources” in our Form 20-F and Exhibit 99.2 (Management’s Discussion and Analysis of Results of Operations and Financial Condition for the Six months Ended June 30, 2016 and June 30, 2015—Liquidity and Capital Resources) to our Report on Form 6-K filed with the SEC on September 26, 2016).

USE OF PROCEEDS

We will receive proceeds from any sale of Ordinary Shares to YA pursuant to the 2015 SEDA. For each ordinary share purchased under the 2015 SEDA, YA will pay 93% of the lowest daily volume weighted average price during the three consecutive trading days after we deliver an advance notice to YA. Each such advance may be for an amount not to exceed $500,000.

We anticipate that the proceeds received under the 2015 SEDA will be utilized mainly for working capital and other general corporate purposes.

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SELLING SHAREHOLDER

The following information contains a description of YA, the selling shareholder, its relationship to the Company and how it acquired (or shall acquire) the shares to be sold in this offering. Shares may also be sold through YA’s pledgees, assignees or successors-in-interest.

On February 17, 2015, we entered into a Standby Equity Distribution Agreement, or 2015 SEDA, with YA under which we have the opportunity, for a forty-month period beginning on the date of the 2015 SEDA, to sell our Ordinary Shares to YA for a total purchase price of up to $1,300,000, at our sole discretion. We previously sold 343,915 Ordinary Shares to YA Global, under the 2015 SEDA, for $704,640 pursuant to a resale registration statement on Form F-3 filed on July 5, 2016 (File No. 333-212399). The registration statement of which this prospectus forms a part is being filed in respect of the balance of shares still available for drawdown pursuant to the 2015 SEDA (up to $594,649). YA’s obligations under the 2015 SEDA are not transferable.

We are now registering for resale by YA 284,521 Ordinary Shares that we may sell to it under the 2015 SEDA. In the event that the number of Ordinary Shares that we have registered for sale by YA results in proceeds to us of less than $594,649, we will need to file one or more additional registration statements covering additional shares to make up the shortfall, before we can sell such additional shares to YA under the 2015 SEDA. The closing market price of our Ordinary Shares as of January 24, 2017 was $2.25. Assuming this is the price per share used as a basis for the calculations for all draw downs under the 2015 SEDA, the price per share for sales to YA would be $2.09, and we would be able to sell the full 284,521 Ordinary Shares to YA, and receive gross proceeds of $594,649 under the 2015 SEDA.

For each ordinary share purchased under the 2015 SEDA, YA will pay 93% of the lowest daily VWAP (as defined below) of the Ordinary Shares during the three consecutive trading days following the date of an advance notice from us (provided such VWAP is greater than or equal to 90% of the last closing price of the Ordinary Shares at the time of delivery of the advance notice). Once presented with an advance notice, YA is required to purchase the number of shares specified in the advance notice. Each such notice may be for an amount of Ordinary Shares not to exceed $500,000. “VWAP” means, as of any date, the daily dollar volume-weighted average price for such security as reported by Bloomberg, LP.

In accordance with applicable Commission guidelines, the dollar amount of the Ordinary Shares that we may sell to YA under each SEDA was less than one-third of our public float at the time of the execution of the relevant SEDA.

There is no arrangement for funds to be received in an escrow, trust or similar arrangement. In connection with any advance notice, if any portion of an advance would cause the beneficial ownership of our then outstanding Ordinary Shares by YA to exceed 9.99% or to exceed the aggregate offering price or number of Ordinary Shares available for issuance pursuant to this prospectus, then such portion shall automatically be deemed to be withdrawn by us with no further action required by us.

We have paid to YA a commitment fee of 28,930 Ordinary Shares. We may terminate the 2015 SEDA at any time upon prior notice to YA, as long as there are no advances outstanding and we have paid to YA all amounts then due. A copy of the 2015 SEDA is attached as Exhibit 99.2 to our Current Report on Form 6-K as filed with the Commission on February 17, 2015 which is incorporated by reference into the registration statement of which this prospectus forms a part. A copy of Amendment No.1 to the 2015 SEDA is attached as Exhibit 4.2 to the registration statement on Form F-3 filed with the SEC on July 5, 2016 (file No. 333-212399).

The table below sets forth certain information concerning the number of ordinary shares owned by YA as of January 24, 2017, and the number of Ordinary Shares that may be offered from time to time by YA under this prospectus. Because YA may offer all or some portion of the Ordinary Shares, BOS has assumed for the purposes of the table below that YA will sell all of the Ordinary Shares offered.

	Shares Owned or Underlying Securities Prior to Offering			Shares Being		Shares Beneficially Owned After the Offering (1)
	Number	Percent		Offered		Number	Percent
YA II PN, Ltd. (formerly YA Global Master SPV Ltd.) (2)	-	-	(3)	284,521	(4)	-	-

(1)	It is assumed that all of the shares being offered to YA under this registration statement have been sold.
(2)	YA is the investor under the 2015 SEDA. All investment decisions and control of YA are made and held by its investment manager, Yorkville Advisors Global, LLC (“Yorkville Advisors”). Mr. Mark Angelo, the portfolio manager of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. YA has informed us that it is an “underwriter” within the meaning of the Securities Act, and to the best of our knowledge, no other underwriter or person has been engaged to facilitate the sale of Ordinary Shares in this offering.
(3)	YA does not own any Ordinary Shares as of the date of the registration statement of which this prospectus is a part. We are registering for resale by it 284,521 Ordinary Shares that may be acquired by it under the 2015 SEDA. Please see note 4 below for further information.
(4)	The total number of shares that may be issued and sold to YA under the 2015 SEDA depends on the prevailing market price at the time of such sales and is not currently determinable, but is limited to a value of $594,649 under the 2015 SEDA, and subject to the other terms and conditions of the 2015 SEDA. The number of shares sold under the 2015 SEDA to YA may be greater than 284,521, which is the total number of shares that YA may sell from time to time under this prospectus. In the event that the number of Ordinary Shares that we have registered for sale by YA results in proceeds to us of less than $594,649 under the 2015 SEDA, we will need to file one or more additional registration statements covering additional shares to make up the shortfall before we can sell such additional shares to YA under the 2015 SEDA. The closing market price of our Ordinary Shares as of January 24, 2017 was $2.25. Assuming this is the price per share used as a basis for the calculations for all draw downs under the 2015 SEDA, the price per share for sales to YA would be $2.09, and we would be able to sell the full 284,521 Ordinary Shares to YA, and receive gross proceeds of $594,649, in total.

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Prior Securities Transactions

2013 SEDA

On June 18, 2013, the Company entered into a Standby Equity Distribution Agreement with YA (the “2013 SEDA”). The 2013 SEDA provided that, upon the terms and subject to the conditions set forth therein, YA was committed to purchase up to $600,000 of our Ordinary Shares over a two-year commitment period. We issued 7,500 shares to YA as a commitment fee for this financing. As of June 2014, we had drawn the full $600,000 on this equity line and issued to YA an aggregate amount of 107,782 Ordinary Shares. On September 16, 2013 we filed a registration statement in respect of these shares (File No. 333-191183), pursuant to which YA resold all of the 115,282 Ordinary issued to it.

2014 SEDA

On February 3, 2014, we entered into a Standby Equity Distribution Agreement with YA (the “2014 SEDA”). The 2014 SEDA provided that, upon tern terms and subject to the conditions set forth therein, YA was committed to purchase up to $2,000,000 of our Ordinary Shares over a three-year commitment period. We issued 13,711 shares to YA as a commitment fee for this financing. On February 13, 2014, we filed a registration statement in respect of shares issuable in connection with the 2014 SEDA (File No, 193927), pursuant to which YA resold 290,214 Ordinary Shares (out of 317,460 shares registered). On July 9, 2015, we filed an additional registration statement in respect of the shares issuable in connection with the 2014 SEDA (File No. 333-205572), pursuant to which YA resold 402,954 Ordinary Shares (out of 407,039 shares registered).

2015 PIPE

On June 11, 2015, we entered into a Share Purchase Agreement (the “2015 PIPE”) with certain investors, including YA, members of management, and certain business partners of the Company, under which we raised an aggregate amount 588,620 at a price per share of $2.406, which was equal to 94% of the weighted average closing price of the Ordinary Shares on the NASDAQ during the 20 days prior to the signing. YA provided $250,000 pursuant to the 2015 PIPE, in consideration for which we issued 103,890 Ordinary Shares. ). Our July 9, 2015 registration statement included also these 103,890 Ordinary Shares, all of which were subsequently resold by YA.

PLAN OF DISTRIBUTION

YA any of its respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Ordinary Shares on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. YA may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	“at the market” or through market makers or into an existing market for the shares;
●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

YA may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

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Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Ordinary Shares or interests therein, YA may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares in the course of hedging the positions they assume. YA may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

YA has informed us that it is an “underwriter” within the meaning of the Securities Act. Consequently, YA will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.

To the best of our knowledge, no other underwriter or person has been engaged to facilitate the sale of Ordinary Shares in this offering.

The SEC may take the view that, under certain circumstances, any broker-dealers or agents that participate in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

We have agreed to keep this prospectus effective during the commitment period under the 2015 SEDA, which is 40 months from February 17, 2015, or until we have sold Ordinary Shares to YA for a total purchase price of $594,649. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Expenses, Indemnification

We will bear all expenses related to the registration of this offering but will not pay for any commissions, fees or discounts, if any. We have agreed to indemnify YA against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Supplements

In the event of a material change in the plan of distribution disclosed in this prospectus, the selling shareholders will not be able to effect transactions in the shares pursuant to this prospectus until such time as a post-effective amendment to the registration statement is filed with, and declared effective by, the SEC.

Regulation M

We have informed YA that Regulation M promulgated under the Exchange Act may be applicable to it with respect to any purchase or sale of our Ordinary Shares. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our Ordinary Shares from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

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During any distribution period, Regulation M prohibits YA and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our Ordinary Shares except for the purpose of preventing or retarding a decline in the open market price of the Ordinary Shares. None of these persons may affect any stabilizing transaction to facilitate any offering at the market.

We have also advised YA that it should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to its purchases and sales of Ordinary Shares, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, YA or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Ordinary Shares while it is distributing shares covered by this prospectus. Regulation M may prohibit YA from covering short sales by purchasing shares while the distribution is taking place. We have advised YA that it should consult with its own legal counsel to ensure compliance with Regulation M.

DESCRIPTION OF ORDINARY SHARES

The following is a summary description of our Ordinary Shares under our Articles of Association.

Dividend and Liquidation Rights.

All holders of paid-up Ordinary Shares of the Company have an equal right to participate in a distribution of (i) dividends, whether by cash or by bonus shares; (ii) Company assets; and (iii) the Company’s surplus assets upon winding up, all pro rata to the nominal value of the shares held by them.

The Board of Directors may issue shares and other securities, which are convertible or exercisable into shares, up to the limit of the Company’s authorized share capital.

The Company’s Board of Directors is the organ authorized to decide upon the distribution of dividends or bonus shares.

Voting, Shareholders’ Meetings, Notices and Resolutions.

Holders of paid-up Ordinary Shares have one vote for each share held on all matters submitted to a vote of shareholders. Such voting rights may be affected in the future by the grant of any special voting rights to the holders of a class of shares with preferential rights.

The quorum required for a general meeting of shareholders (whether annual or special) consists of at least two shareholders present in person or by proxy/voting instrument and holding, or representing, at least 33⅓% of the voting rights of the issued share capital. A meeting adjourned for lack of quorum shall be postponed by one week, to the same day, time and place, or to a later time if stated in the invitation to the meeting or in the notice of the meeting. The quorum for the commencement of the adjourned meeting shall be any number of participants.

Unless otherwise determined by the Israeli Companies Law or the Company’s Articles of Association, a resolution requires approval by the holders of a majority of the shares represented at the meeting, in person or by proxy, and voting thereon.

The Israeli Companies Law requires that certain transactions, actions and arrangements be approved by shareholders, including (i) arrangements with a director and/or the CEO as to the terms of his office and compensation and arrangements for insurance, exemption and indemnity of directors; (ii) certain Extraordinary Transactions (as defined in the Israeli Companies Law) of the Company with its controlling shareholders or any Extraordinary Transaction in which a controlling shareholder has a personal interest; and (iii) any action or Extraordinary Transaction in which the majority of the members of the Board of Directors have a personal interest.

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Each shareholder of record is entitled to receive at least 21 days prior notice of shareholders’ meetings. The accidental omission to give notice of a meeting to any member, or the non-receipt of notice sent to such member, shall not invalidate the proceedings at such meeting. For the purposes of determining the shareholders entitled to notice and to vote, the Board of Directors may fix a record date subject to the provisions of the law. Currently, Israeli law provides that the record date not be any earlier than 40 days prior to the meeting.

Transfer of Shares.

Subject to applicable securities laws, fully paid Ordinary Shares may be transferred freely. The transfer of Ordinary Shares not fully paid up requires the approval of the Board of Directors.

Modification of Class Rights.

Subject to the provisions of any law, the rights attached to any class (unless otherwise provided by the terms of issue of such class), such as voting, rights to dividends and other similar rights, may be altered after a resolution is passed by the Company, with the approval of a resolution passed by a majority of the voting power present by person or proxy and voting hereon at a general meeting of the holders of the shares of such class or the written agreement of all the class holders. The rights vested in the holders of shares of a particular class that were issued with special rights shall not be deemed to have been altered by the creation or issue of further shares ranking equally with them, unless otherwise provided in such shares’ issue terms.

Election of Directors.

The Company’s directors are elected by the shareholders at a shareholders’ meeting. The Ordinary Shares do not have cumulative voting rights for the election of directors. The holders of Ordinary Shares conferring more than 50% of the voting power present by person or by proxy at the shareholders’ meeting, have the power to elect the directors. The directors elected shall hold office until the next annual meeting, or sooner if they cease to hold office pursuant to the provisions of the Company’s Articles. In addition, the Board of Directors may appoint a director (to fill a vacancy or otherwise) between shareholder meetings, and such appointment shall be valid until the next annual meeting or until such appointee ceases to hold office pursuant to the provisions of the Company’s Articles. In compliance with the Israeli Companies Law, the Company has two external directors. The external directors are also appointed by the shareholders and their term of office is for three years.

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OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except for the SEC registration fee. The estimates do not include expenses related to offerings of particular securities.

SEC registration fees	$76
Legal fees, Audit Fees and expenses	$10,000
Miscellaneous expenses	$5,000

TOTAL	$15,076

VALIDITY OF SECURITIES

The validity of the Ordinary Shares offered in this prospectus, will be passed upon for us by Gornitzky & Co., our Israeli counsel. Certain other legal matters relating to United States law will be passed upon for us by Phillips Nizer LLP, New York, New York.

EXPERTS

Our consolidated financial statements, included in our 20-F, have been audited by Kost Forer Gabbay & Kasierer, independent registered public accounting firm and a member of Ernst & Young Global as set forth in their report included therein.

Such consolidated statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by April 30 of each year.

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The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 100 F. Street, N.E., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

We maintain a corporate website at www.boscorporate.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with or submit to it. This means that we can disclose important information to you by referring to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such document shall not create any implication that there has been no change in our affairs since the date therefor or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care., When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the later information filed with or submitted to the SEC will update and supersede such information. We incorporate by reference into this prospectus the documents listed below:

(a)	Our annual report on Form 20-F for the fiscal year ended December 31, 2015, filed with the SEC on April 21, 2016. (SEC File No. 001-14184);

(b)	The description of our Ordinary Shares contained in our registration statement on Form 8-A filed with the SEC on December 18, 2006, including any amendment or report filed which updates such description;

(c)	Our Form 6-K report (only the GAAP financial statements with respect to the quarter ended March 31, 2016 attached to the press release annexed as Exhibit 99.1 thereto) filed with the SEC on May 31, 2016;

(d)	Our Form 6-K report (only the GAAP financial statements with respect to the quarter and six months ended June 30, 2016 attached to the press release annexed as Exhibit 99.1 thereto) filed with the SEC on August 29, 2016;

(e)	Our Form 6-K report filed with the SEC on September 26, 2016;

(f)	Our Form 6-K report filed with the SEC on November 8, 2016;

(g)	Our Form 6-K report (only the GAAP financial statements with respect to the quarter and nine months ended September 30, 2016 attached to the press release annexed as Exhibit 99.1 thereto) filed with the SEC on November 28, 2016; and

(h)	Our Form 6-K report filed with the SEC on December 15, 2016.

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In addition, we incorporate by reference into this prospectus documents listed below any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and any reports on Form 6-K submitted to the SEC by the registrant pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with the SEC. We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to:

B.O.S. Better Online Solutions Ltd.
20 Freiman Street Rishon LeZion, 75100, Israel
Tel.:	(+972) 3-954-1000
Fax:	(+972) 3-954-1001
Attn.:	Eyal Cohen, CFO

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. All of our directors and most of our officers reside outside of the United States. It may be difficult to enforce civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel.

In addition, it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

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However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

●	the judgment is enforceable in the state in which it was given;
●	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;
●	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the State of Israel;
●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;
●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and
●	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments in Israel.

Our subsidiary, Ruby-tech Inc. is our agent to receive service of process in any action against us in any competent court of the United States arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

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BOS BETTER ONLINE SOLUTIONS LTD.

284,521 of our Ordinary Shares offered by a Selling Shareholder

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Israeli Companies Law, and the Israeli Securities Law, provide that a company may include in its articles of association provisions allowing it to:

1.	partially or fully, exempt in advance, an office holder of the company from his/her responsibility for damages caused by the breach of his/her duty of care to the company, except for damages caused to the Company due to any breach of such office holder's duty of care towards the company in a “distribution” (as defined in the Israeli Companies Law).

2.	enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his/her capacity as an office holder of the company with respect to the following:

(a)	the breach of his/her duty of care to the company or any other person;

(b)	the breach of his/her fiduciary duty to the company to the extent he/she acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company;

(c)	monetary liabilities or obligations which may be imposed upon him/her in favor of other persons;

(d)	reasonable litigation expenses, including attorneys fees, incurred by the officer as a result of an ongoing administrative enforcement proceeding instituted against him in accordance with the Securities Law; and

(e)	a payment imposed on the office holder in favor of an injured party as set forth in the Securities Law.

3.	indemnify an office holder of the company for:

(a)	monetary liabilities or obligations imposed upon, or actually incurred by, such officer holder in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court, by reason of acts or omissions of such office holder in his or her capacity as an office holder of the company;

(b)	reasonable litigation expenses, including attorney’s fees, actually incurred by such office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of us or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require criminal intent in which he/she was convicted, in each case by reason of acts or omissions of such office holder in his or her capacity as an office holder; and

(c)	reasonable litigation expenses, including attorneys’ fees, actually incurred by such office holder (1) due to an investigation or a proceeding instituted against such office holder by an authority competent to administrate such an investigation or proceeding, provided that (i) it was terminated without the filing of an indictment against such office holder; and without having any monetary charge imposed on such office holder in lieu of criminal proceedings (as such term is defined in the Israeli Companies Law); or (ii) that was terminated without the filing of an indictment against such office holder but with a monetary charge imposed on such office holder in lieu of criminal proceedings of a crime which does not require proof of criminal intent, in each case by reason of acts of such office holder in his or her capacity as an office holder of the company;

II-1

(d)	expenses, including reasonable litigation expenses and attorneys’ fees, actually incurred by such office holder as a result of a proceeding instituted against such office holder in relation to infringements that may impose financial or administrative sanctions under the Securities Law; and

(e)	payments made by the office holder to an injured party ordered by the Administrative Enforcement Committee pursuant to an infringement under the Securities Law.

The Israeli Companies Law provides that a company’s articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, as described in:

i.	sub-section 3(a) above, provided such undertaking is limited to and actually sets forth the occurrences, which, in the opinion of the company’s board of directors based on the current activity of the company, are, at the time such undertaking is provided, foreseeable, and to an amount and degree that the board of directors has determined is reasonable for such indemnification under the circumstances; and

ii.	sub-sections 3(b) and 3(c) above.

The Securities Law provides that a company’s articles of association may provide that a company may undertake to indemnify an office holder in advance, as described in sub-sections 3(d) and 3(e) above.

The Israeli Companies Law and Securities Law provide that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

1.	a breach of his/her fiduciary duty, except to the extent described in sub-section 2(b) above;

2.	a breach of his/her duty of care, if such breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences, except if such breach is done only with negligence;

3.	an act or omission done with the intent to unlawfully realize personal gain;

4.	a fine or monetary settlement imposed upon him/her; or

5.	an administrative proceeding instituted against the officer holder under the Securities Law, except as described in sub-sections 3(d) and 3(e) above.

Under the Israeli Companies Law, the term "office holder" may include a general manager or chief executive officer, executive vice president, vice president or any other managers directly subordinate to the general manager or chief executive officer and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title, or a director.

The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company generally requires, pursuant to the Israeli Companies Law, the approval of our compensation committee and board of directors, and, in certain circumstances, including, inter alia, (i) if the office holder is a director or chief executive officer; (ii) if the proposed grant of exemption, undertaking to indemnify; or (iii) insurance coverage which deviates from an approved office holder compensation policy, the approval of our shareholders.

We have entered into an insurance contract for directors and officers and have procured indemnification insurance for our office holders to the extent permitted by our articles of association. We have never had the occasion to indemnify any of our office holders.

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ITEM 9. EXHIBITS

Exhibit No.	Description

4.1	Standby Equity Distribution Agreement dated as of February 17, 2015 between YA Global Master SPV Ltd. and the Company (incorporated by reference to the Company’s Report on Form 6-K filed with the SEC on February 17, 2015).
4.2	Amendment Number 1 to Standby Equity Distribution Agreement dated as of June 09, 2016, between YA II PN, Ltd. (formerly YA Global Master SPV Ltd.) and the Company (incorporated by reference to the Company’s Registration Statement on Form F-3 filed with the SEC on July 5, 2016 (File No. 333-212399)).
5.1*	Opinion of Gornitzky & Co., Israeli counsel for B.O.S Better Online Solutions Ltd., as to the validity of the Ordinary Shares.
23.1*	Consent of Gornitzky & Co. (included in Exhibit 5.1).
23.2*	Consent of Kost Forer Gabbay & Kasierer, a Member Firm of Ernst & Young Global.
24.1*	Power of Attorney (included in the signature page to this Registration Statement)

*	filed herewith

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ITEM 10. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section l5(d) of the Exchange Act that are incorporated by reference in the Form F-3.

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(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)       If the registrant is relying on Rule 430B:

A.  each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.  each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section l5(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the provisions described under “Item 8. Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rishon LeZion, in the State of Israel, on February 2, 2017.

B.O.S. Better Online Solutions Ltd.

By:	/s/ Yuval Viner	/s/ Eyal Cohen
Name:	Yuval Viner	Eyal Cohen
Title:	Chief Executive Officer	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Yuval Viner and Eyal Cohen, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement, together with all schedules and exhibits thereto, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Yosi Lahad	Chairman of the Board of Directors	February 2, 2017
Mr. Yosi Lahad

/s/ Yuval Viner	Chief Executive Officer, Director	February 2, 2017
Mr. Yuval Viner	(Principal Executive Officer)

/s/ Eyal Cohen	Chief Financial Officer	February 2, 2017
Mr. Eyal Cohen	(Principal Financial and Accounting Officer)

/s/ Avidan Zelicovsky	President, Director	February 2, 2017
Mr. Avidan Zelicovsky

/s/ Odelia Levanon	Director	February 2, 2017
Ms. Odelia Levanon

/s/ Orit Nir Schwartz	Director	February 2, 2017
Ms. Orit Nir Schwartz

/s/ David Golan	Director	February 2, 2017
Mr. David Golan

/s/ Ziv Dekel	Director	February 2, 2017
Mr. Ziv Dekel

/s/ Moti Harel	Director	February 2, 2017
Mr. Moti Harel

Authorized Representative in the U.S.

Ruby-tech, Inc.

By:	/s/ Eyal Cohen
Name:	Eyal Cohen
Title:	Chief Financial Officer

Date: February 2, 2017

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